                                                                    EXHIBIT 4.1A

                     ADDENDUM TO LEASE DATED MARCH 17, 2002
                Drawn up and signed on the 16TH of JANUARY, 2005

BETWEEN:          INDUSTRIAL STRUCTURES LTD.

                  (hereinafter: the "Lessor" or the "Company")

AND:              LIPMAN ELECTRONIC ENGINEERING LTD.

                  (hereinafter: the "Lessee")

WHEREAS (1):               A lease dated March 17, 2002 was drawn up between the
                           parties, as updated on June 2, 2002 and on January 8,
                           2004 (hereinafter: the "Main Agreement" and the
                           "Amendments", respectively) in connection with the
                           leased premises situated at 14 Ha'amal Street, Rosh
                           Ha'ayin, which is known by their number 137.01.01
                           and137.001.8, in a total area of 2,362 sq.m. in Rosh
                           Ha'ayin (hereinafter: the "Leased Premises");

WHEREAS (2):               The parties agreed that the Lessee would rent from
                           the Company additional areas that are situated on
                           Floor A of the structure in which the Leased Premises
                           are situated (hereinafter: the "Structure") in a
                           total area of 2,585 sq.m. (hereinafter: the "New
                           Leased Premises"), which are marked in blue on the
                           plan attached herewith as Appendix A to this Addendum
                           (hereinafter: the "Plan");

WHEREAS                    (3): The parties wish to formalize between them the
                           matter of the rental of the New Leased Premises,
                           including to apply the provisions of the Main
                           Agreement also to the rental of the said New Leased
                           Premises;

THE FOLLOWING HAS THEREFORE BEEN STIPULATED, DECLARED AND AGREED BETWEEN THE
PARTIES:

1.     The Preamble to this Addendum forms an integral part thereof and of the
       Main Agreement, as long as no other intent is implied.

2.     The Company is renting to the Lessee and the Lessee is renting from the
       Company the New Leased Premises commencing from March 1, 2005, as set forth below: an area of 2,185 sq.m. and 400 sq.m. of gallery area, amounting to a total of 2,585 sq.m.

3.     Update of the lease term and the termination of the Agreement by the
       Lessee:

       3.1        The date of the termination of the Lease as defined in section
                  2 (a) of the Main Agreement is hereby amended and shall be
                  December 31, 2014, including, for the avoidance of doubt, with regard to the New Leased Premises and the Additional Leased
                  Premises, as defined in the Amendments.

       3.2        The Lessee shall be entitled to break the engagement in
                  respect of the Leased Premises and the Additional Leased
                  Premises on December 31, 2007, and at the expiration of every
                  18-month period thereafter, provided that it shall give notice thereof to the Company, in writing, 120 days in advance
                  (hereinafter: the "Advance Notice").

                  Should the Lessee give such notice, the lease term shall
                  terminate at the expiration of the days of the Advance Notice.

4.     The Lessee is granted the right of first refusal to rent the unit whose number is 137.1.27 in an area of 455 sq.m. and which is attached to the
       New Leased Premises, which is marked in red on the Plan, prior to any rental to a third party (hereinafter: the "Attached Area").

       The Company shall provide written notice to the Lessee of its intention to let the Attached Area to a third party, and the Lessee shall transfer a response, in writing, within 14 days with regard to its intention of renting the Attached Area. Should the Lessee provide such notice, an agreement shall be signed in respect of the Attached Area within seven days, upon the terms of this Agreement.

       Should the Lessee not provide notice in writing or should it provide notice that it does not intend to rent the Attached Area, the Company shall be entitled to let it to any third party.

5.     The Lessee shall pay the rent in respect of the New Leased Premises commencing from the end of three months from the delivery of possession thereof to the Lessee.

6.     The monthly rent principal in respect of the Leased Premises and the
       Additional Leased Premises as defined in Appendix A of the Main Agreement shall be as set forth below:

       NIS 56,988, effective from 1/1/2005 to 31/5/2005.
       NIS 113,225, effective from 1/6/2005 to 31/5/2008.
       NIS 116,622, effective from 1/6/2008 to 31/5/2011.
       NIS 120,121, effective from 1/6/2011 to 31/12/2014.

7.     The insurance expenses as defined in section 7 of Addendum No. 1 to the
       Main Agreement shall be NIS 4,059 per month, effective from the date of receipt of possession of the New Leased Premises by the Lessee.

8.     The amount of the deductible as defined in section 7 (f) of the Main
       Agreement shall be NIS 1,667 per month, effective from March 1, 2005.

9.     The management fee costs, as defined in the Main Agreement, shall be changed and shall be calculated according to 4,947 sq.m., effective from
       March 1, 2005.

10.    All the amounts set forth in the above sections in this Addendum shall be linked to the Consumer Price Index as set forth in section 3 (a) of the
       Main Agreement. The base index shall be the index published on December
       15, 2004.

11.    On the date of the signing of this Addendum, the Lessee shall submit a bank guarantee in the amount of NIS 500,000, plus VAT, as per the draft attached herewith and upon the terms as set forth in the Main Agreement.

12.    The Company shall make serviceable and make available for the exclusive use of the Lessee one freight elevator, out of the two elevators that exist on the eastern side of the building in which the Leased Premises and the New Leased Premises are situated. The elevator is marked in black on the Plan.

13.    The Company shall perform the works for the preparation of the New Leased
       Premises, as set forth below:

       -     A mechanism for the windows, to release smoke, in accordance with the requirements of the Firefighting Department.

       -     The increase of electrical connection (insofar as required by the
             Lessee) up to A 3 x 630.

       -     The relocation and installation of a separation partition between the New Leased Premises and the Attached Area.

       -     Internal demolition works (in coordination with the Lessee).

       -     The adjustment of a sprinkler system in the Additional Leased
             Premises, in accordance with the new internal system. The Lessee shall bear 25% of the adjustment expenses, against the presentation of the invoice of the building contractor.

       -     Air-conditioning for the New Leased Premises shall be implemented in one of the following ways, at the option and sole discretion of the Lessee:

             -     The connection of the New Leased Premises, by the Lessee, to the chiller systems that exist in the Structure.

             -     The sale of used chillers (one or two, in accordance with the
                   Lessee's needs) by the Lessor to the Lessee.

             -     The granting of the possibility to install air-conditioning systems of its own, in accordance with its choice, including the installation of motors and/or other parts in the public areas of the Structure, in coordination with and with the
                   prior approval of the Lessor, who shall not withhold the
                   grant of approval, other than for engineering and/or
                   architectural reasons.

14.    The area attached to the walls of the New Leased Premises (on the internal service road) shall be made available for the Lessee's use, without consideration. This area shall be used for loading / unloading and for operational parking spaces.

15.    The Lessee shall be entitled to connect between the existing Leased
       Premises and the New Leased Premises through a flight of stairs, in accordance with the approval of the construction engineer and a plan that shall be submitted to the Company for its approval. The area which is planned for the construction of the stairs is marked in yellow on the
       Plan.

       All the expenses of such a connection shall apply to the Lessee and shall be at its responsibility.

16.    The Lessee is hereby given the right to open additional apertures along the southern wall of the New Leased Premises and/or to close existing apertures, in coordination with and with the prior approval of the
       Lessor.

17.    The Lessee is hereby given the right to install on the southern elevation or on the roof of the Structure a sign, bearing the name of the Lessee and/or its mark, while coordinating the position thereof with the Lessor and after presenting the plans to the Lessor, including the approval of the construction engineer. The Lessor shall not withhold its consent to the installation of the sign, unless for reasonable engineering and/or architectural reasons.

       All the costs entailed in the installation of the sign and the operation thereof, including charges, taxes, design and electricity, shall apply solely to the Lessee.

18.    The Lessee shall rent 30 additional parking spaces in the covered parking garage, in accordance with the terms set forth in this Addendum.

19.    The Lessee shall be entitled to let parts of the Leased Premises to another and/or to others upon such terms as acceptable to the Company, provided that it shall obtain the Company's approval thereto, in advance, such approval shall not be unreasonably withheld.

      IN WITNESS WHEREOF THE PARTIES HERETO HAVE HEREUNTO SET THEIR HANDS:

                                       /s/ Roy Neuman
----------------------------------     Executive vice president, operations;
                                       chief operating officer

                                       /s/ Mike Lilo
                                       Executive vice president, finance and
                                       chief financial officer

                                       ----------------------------------------
INDUSTRIAL STRUCTURES LTD.               LIPMAN ELECTRONIC ENGINEERING LTD.

INDUSTRIAL STRUCTURES LTD.
P.O.B. 770
UPPER NAZARETH

Date:
     --------------------

Dear Sirs,

    RE: LETTER OF GUARANTEE FOR THE AGREEMENT WITH LIPMAN ELECTRONIC
        ENGINEERING LTD.
    ----------------------------------------------------------------

We hereby guarantee to you the payment of any amount that you shall demand of us, up to the total amount of NIS 500,000 (hereinafter: the "Guarantee
Principal"), plus Linkage Differentials as set forth below, which is due or shall be due to you from the Lipman Electronic Engineering Ltd. Group, which shall be termed (hereinafter: the "Debtor") in connection with its obligation pursuant to the Lease dated March 17, 2002, as updated on June 2, 2002, on
January 8, 2003 and on January 16, 2005.

We shall pay to you from time to time within seven days from the date of receipt of your written demand any amount of the Guarantee Principal that was stated in your said demand, plus Linkage Differentials whose calculation shall be made as set forth below, without your needing to prove or to show grounds or reasons for your demand or to first request the payment of the said amount from the Debtor and provided that the total amount that we shall pay to you

pursuant to this our Guarantee shall not exceed the amount of the Guarantee
Principal plus Linkage Differentials.

WITH REGARD TO THIS GUARANTEE:
------------------------------

INDEX -                    means the Consumer Price Index, including fruit and
-----                      vegetables, which is published by the Central Bureau
                           of Statistics. Should the base index be replaced or
                           should the method of calculating it or working it out
                           be replaced or should the index be published by
                           another entity, instead of the said Central Bureau of
                           Statistics, the Company shall make the calculation of
                           the increase in the index for the purposes of this
                           section while taking the said changes into account.

BASE INDEX -               The index of the month of November 2004, that was
----------                 published on December 15, 2004, namely 100.6 points.

NEW INDEX -                The last index that was known on the date of receipt
---------                  of your demand at the bank.

LINKAGE DIFFERENTIALS -    The difference between the New Index and the Base
---------------------      Index, divided by the Base Index and multiplied by
                           the Guarantee Principal.

This, our Guarantee, shall be automatically reduced from time to time, by the amount of the sum of the demand that was paid - without Linkage Differentials -
which shall be deducted from the total sum of the Guarantee Principal, provided that the total amount pursuant to the demand - without Linkage Differentials -
shall not exceed the total sum of the Guarantee Principal.

This Guarantee is not contingent upon the validity of the liability of the
Debtor to you.

This Guarantee shall remain in effect up until December 31, 2014, inclusively;
any demand pursuant to this Letter of Guarantee should be sent, in writing, to the undersigned branch, whose address is:

A demand that shall arrive after the said date shall not be answered.

This our Guarantee is not assignable or transferable.

Sincerely yours,

                                  PARKING LEASE
                                  -------------

BETWEEN:          INDUSTRIAL STRUCTURES LTD.
                  (hereinafter: the "Company")

AND:              LIPMAN ELECTRONIC ENGINEERING LTD.
                  (hereinafter: the "Lessee")

1.     It is agreed between the parties that the Company hereby lets to the
       Lessor and the Lessor hereby rents from the Company 30 parking spaces in the site attached to the existing site in the covered parking garage, in structure no. 525, in Rosh Ha'ayin, effective from March 1, 2005.

2.     In consideration of the rental of the parking spaces as set forth in section 1 above, the Lessee shall pay to the Company parking rent
       (hereinafter: the "Parking Rent") in the amount of NIS 110 per month, for each parking space, plus the duly applicable VAT (hereinafter: the "Base
       Parking Rent").

3.     The Parking Rent shall be linked to the Consumer Price Index that was published on November 15, 2004, however, in any event, the payment of the
       Parking Rent shall not be less than the Base Parking Rent.

4.     The Parking Rent shall be paid to the Company in advance, on the first day of every 6 (six)-month period, without taking into account whether or not use was made of the parking spaces.

5.     The Lessee declares that the Company is not responsible and shall not be responsible by virtue of this Agreement and (or) by virtue of the provisions of any law for any damage that may be caused and (or) that shall be caused to the vehicles in the use of the Lessee and/or its employees and/or its suppliers at the time that they are driven to the parking places and/or to the drivers thereof, and the Lessee hereby waives any claim against the Company, if it has such a claim and/or should it have such a claim in the future.

       The Lessee declares that it shall be responsible for any damage that shall be caused to the said vehicles, to any driver of the said vehicles and/or to any traveler therein and/or to any third party, and it shall ensure that it shall have suitable insurance coverage.

6.     The Lessee declares and confirms that the Parking Rent which it undertook to pay pursuant to this Agreement is solely for the right to make use of the parking spaces for the parking of a single vehicle only in each parking space.

7.     The Lessee's undertaking to pay the Parking Rent is a material undertaking pursuant to this Agreement and the Company shall be entitled to cancel this Agreement if the Lessee fails to pay the Parking Rent on time, after giving the Lessee an opportunity to remedy the breach during a period of 30 days prior to the date of the cancellation of the
       Agreement.

8.     It is agreed between the parties that all the municipal taxes and/or municipal levies in respect of the parking shall be paid to the local authority by the Lessee in accordance with the authority's demand, with the exception of levies and/or charges in respect of which it is standard practice for the owner of the asset to bear them.

10.    The Lessee may cancel this Agreement by giving 30 days' prior, written notice to the Company.

      IN WITNESS WHEREOF THE PARTIES HERETO HAVE HEREUNTO SET THEIR HANDS,

                     ON THIS DAY, THE 16TH OF JANUARY, 2005:

------------------------------             --------------------------------
        THE COMPANY                                   THE LESSEE

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